NEWS RELEASE
TSX: SCY
November 16, 2016
NR 16-8
www.scandiummining.com

Scandium International Announces Receipt of A$629,000 Net Tax Refund Under the Australian Government's Research & Development Incentive Program

Reno, Nevada, November 16, 2016 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”)today announced that its Australian subsidiary company has received an A$629,000 (approximately US$474,000) Research & Development ("R&D") Tax Incentive refund, net of costs to prepare and file. This refund is related to costs incurred in respect of the tax year ended June 30, 2016.

The refund was paid under the Australian Government's R&D Tax Incentive Program, a program designed to encourage industry to engage in R&D activities that benefit Australia. Certain investments made in 2015 and 2016 to find innovative solutions to the Nyngan Project processing flowsheet, together with studies undertaken to define long-term environmental solutions for the project, met the criteria for a refundable tax credit under the R&D Tax Incentive Program.

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing the Nyngan Scandium Project into the world’s first scandium-only producing mine. The Company owns an 80% interest in both the Nyngan Scandium Project, and the adjacent Honeybugle Scandium Property, in New South Wales, Australia, and is manager of both projects. Our joint venture partner, Scandium Investments LLC, owns the remaining 20% in both projects, along with an option to convert those direct project interests into SCY common shares, based on market values, prior to construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

In addition to the two lateritic scandium properties in Australia, SCY owns a 100% interest in the Tørdal Scandium/REE property in southern Norway, where we continue our exploration efforts, specifically for scandium and REE minerals.

For further information, please contact:

George Putnam, President and CEO.
Tel: 925-208-1775
Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to: anticipated IRR and other statements and assumptions contained in the feasibility study. These forward-looking statements are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to projected project economics, recovery rates, and estimated NPV and anticipated IRR and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities.

Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.